UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 3, 2011
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Seven Arts Entertainment Inc.
(Exact name of registrant as specified in its charter)
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Nevada	001-34250	45-3138068
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1801 Century Park East, #1830, Los Angeles, CA 90067
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 323 372 3080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Seven Arts issued a letter to its stockholders today, November 3 2011 regarding the retirement of debt, the strengthening of the balance sheet and recent developments within the business.The main details are as follows:-

Retirement of Debt and Strengthening of Balance Sheet

The Company and PLC have issued approximately 10,000,000 ordinary or common shares since June 1, 2011 to retire debt and increase stockholder equity.  As of October 31, 2011, there were approximately 12,550,000 shares in issue.

Certain indebtedness of PLC was not assumed by the Company and will remain an obligation of PLC, which will be administered and liquidated in accordance with English law.

As of October 31, 2011, taking into account committed reductions in debt and the elimination from the Company’s balance sheet of PLC’s retained indebtedness, the Company’s indebtedness has been reduced by approximately $10,000,000 from the approximate $17,500,000 reported by PLC as of December 31, 2010 and stockholder equity has increased from the approximate $3,500,000 that was reported by PLC as of December 31, 2010 to approximately $18,000,000 as of October 31, 2011.

Recent Developments

1)
The financial results for the year ended June 30, 2011, separately announced on October 31, 2011, reflect earnings per share in excess of the market price of our common stock for several months up to October 31, 2011.  Future periods will include the expected revenues from the United States theatrical release of our film “Pool Boys” and three other unreleased completed films we currently expect to release in this fiscal year,  “Nine Miles Down,”  “Drunkboat” and “Radio Free Albemuth.” Also accruals will be included resulting from the judgment obtained in February 2011 reclaiming ownership of copyright interests in five important films produced by our predecessor  This court victory should result in substantial economic recoveries that may exceed our current market capitalization.

2)	Development of “Neuromancer” and “The Winter Queen,” is continuing

3)
The Company is arranging financing for up to six low budget motion pictures to be produced in Louisiana.  The Company also expects to complete and commence operations by January 2012 of its production and post-production center located in New Orleans, Louisiana, which is expected to be an additional source of revenue for the Company.

4)
Definitive agreements have been signed and closure is expected shortly on the acquisition of Big Jake Music, which will result in expanding the digital distribution strategy into all types of recorded media.

5)
On October 5, 2011 a mutually acceptable settlement of the dispute with Fletcher Asset Management arising out of an investment agreement purportedly terminated by Fletcher was arranged  as announced on June 7, 2011 in a press release.

6)
The Company’s listing predecessor, PLC, will shortly be placed in administration or liquidation under English law as part of an operational transfer to a US domestic issuer.  Certain indebtedness of PLC remained with PLC and will be subject to administration or payment in these administration proceedings.  PLC

PLC expects to file its final Annual Report on Form 20-F with the SEC on or about its due date of December 31, 2011.  For that filing, PLC has elected to report its results of operations and financial statements for the fiscal years ended June 30, 2010 and June 20, 2011 under US generally accepted accounting principles and has asked our current auditor to audit both years for this purpose.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated  November 3, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Seven Arts Entertainment Inc.

November 3 ,2011	By:	/s/ Peter Hoffman
Peter Hoffman
Chief Executive Officer